                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES




                                                             FISCAL YEAR ENDED                       THREE MONTHS ENDED
                                                             -----------------                       ------------------
                                    DECEMBER 1,   NOVEMBER 30,  JANUARY 3, JANUARY 2,  DECEMBER 31,   APRIL 2,  APRIL 1,
Three Months Ended                      1996          1997        1999       2000         2000         2000      2001
                                        ----          ----        ----       ----         ----         ----      ----
RATIO OF EARNINGS TO FIXED CHARGES

Earnings:

  Income (loss) before income taxes    19,465        28,532       41,188     45,197       25,160       12,134   (56,136)

  Fixed Charges                         1,186         5,738       19,597     17,271       23,390        4,286     9,357
                                   --------------------------------------------------------------------------------------
Total Earnings                         20,651        34,270       60,785     62,468       48,550       16,420   (46,779)

Fixed Charges:

  Interest expense                        936         5,238       17,809     16,266       22,308        4,058     8,194

  Interest element of rentals             250           500        1,788      1,005        1,082          228     1,163
                                   --------------------------------------------------------------------------------------

Total Fixed Charges                     1,186         5,738       19,597     17,271       23,390        4,286     9,357



Ratio of Earnings to Fixed Charges      17.41          5.97         3.10       3.62         2.08         3.83        *

     * Earnings are inadequate by $56,136,000 due to one time restructuring and other unusual charges of $54,696,000.

     For the purpose of calculating the ratio of earnings to fixed charges, "Earnings" represents income before income taxes plus fixed charges (excluding capitalized interest) and amortization of previously capitalized interest. Fixed charges consist of (1) interest on all indebtedness and amortization of debt discount and expense, (2) capitalized interest and (3) an interest factor attributable to rentals.